UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

March 22, 2005

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On March 22, 2005, AJG Financial Services, Inc. (AJGFS), a wholly-owned subsidiary of Arthur J. Gallagher & Co., entered into a Purchase and Sale Agreement by and among AJGFS, Three E Corporation (Three E) and SOF-HARMONY, L.L.C. (the Purchaser) whereby AJGFS and Three E agreed to sell their partnership interests in the limited partnership which owns the Florida Community Development (the Development). Pursuant to the transaction, AJGFS is entitled to receive cash of approximately $25.8 million which includes net cash consideration of $22.1 million. The transaction is expected to result in a pretax gain of $11.0 million to $12.0 million. The closing of the transaction is scheduled to occur in April 2005, and is subject to customary closing conditions. The terms of the transaction also provide that Gallagher continue to post a $12.6 million letter of credit to guarantee $12.4 million of bonds issued by the Development. Gallagher is fully indemnified by an affiliate of the Purchaser and, in consideration of this guarantee, will receive cash compensation sufficient to cover its costs plus 1% of certain future cash flow residuals from the Development.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: March 28, 2005	/S/ JOHN C. ROSENGREN
John C. Rosengren Vice President, General Counsel & Secretary